June 28, 2021

American Century ETF Trust
4500 Main Street
Kansas City, Missouri 64111

Ladies and Gentlemen:

    I have acted as counsel to American Century ETF Trust, a Delaware statutory trust (the “Trust”), in connection with Post-Effective Amendment No. 62 (the “PEA”) to the Trust’s Registration Statement on Form N-1A (File Nos. 033-221045, 811-23305), registering an indefinite number of shares of beneficial interest of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”). As used in this letter, the term “Shares” refers to the series of shares of beneficial ownership of the Trust indicated on Schedule A hereto.

    In connection with rendering the opinions set forth below, I have examined the PEA; the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and the current Bylaws, as reflected in the corporate records of the Trust; resolutions of the Board of Trustees of the Trust relating to the authorization and issuance of the Shares; and such other documents as I deemed relevant. In conducting my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. I have not independently established any facts represented in the documents so relied on.

    I am a member of the Bar of the State of Missouri. The opinions expressed in this letter are based on the facts in existence and the laws in effect on the date hereof and are based exclusively on the Delaware Statutory Trust Act to the extent that it may apply to or govern the issuance of shares by the Trust. I express no opinion with respect to any other laws.

    Based upon and subject to the foregoing and the qualifications set forth below, it is my opinion that:

    1.    The issuance of the Shares has been duly authorized by the Trust.

    2.    When issued and paid for upon the terms provided in the PEA, and assuming the continued valid existence of the Trust under the laws of Delaware, the Shares will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid
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and non-assessable. In this regard, I note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power to cause each shareholder, or each shareholder of any particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from such shareholder.

For the record, it should be stated that I am an employee of American Century Services, LLC, an affiliate of the Trust’s investment advisor.

    I hereby consent to the use of this opinion as an exhibit to the PEA. I assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the PEA. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Sincerely,

/s/ Ashley L. Bergus
Ashley L. Bergus
Assistant Secretary

SCHEDULE A

American Century Diversified Corporate Bond ETF
American Century Municipal Bond ETF
American Century Quality Diversified International ETF
American Century STOXX® U.S. Quality Growth ETF
American Century STOXX® U.S. Quality Value ETF
Avantis Emerging Markets Equity ETF
Avantis International Equity ETF
Avantis International Small Cap Value ETF
Avantis U.S. Equity ETF
Avantis U.S. Equity Small Cap Value ETF
Avantis Emerging Markets Equity Fund
Avantis International Equity Fund
Avantis International Small Cap Value Fund
Avantis U.S. Equity Fund
Avantis U.S. Equity Small Cap Value Fund
American Century Focused Dynamic Growth ETF
American Century Large Cap Value ETF
American Century Mid Cap Growth Impact ETF
American Century Sustainable Equity ETF
American Century Sustainable Growth ETF
American Century Emerging Markets Bond ETF
American Century Multisector Income ETF
Avantis Core Fixed Income ETF
Avantis Core Municipal Fixed Income ETF
Avantis Short-Term Fixed Income ETF
Avantis Core Fixed Income Fund
Avantis Core Municipal Fixed Income Fund
Avantis Short-Term Fixed Income Fund
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